Exhibit 10.1

December 17, 2025

Re: Offer of Employment

Dear Neal Cohane:

I am pleased to offer you employment with Reed’s Inc. (the “Company”) in the position Chief Operating Officer, with a reporting line to the Chief Executive Officer of Reed’s Inc., subject to the terms and conditions outlined in this letter. This letter confirms the terms of the Company’s offer of employment to you.

Your employment will be subject to applicable Company policies, which may be amended by the Company from time to time in its sole discretion, provided, however, that if there is any conflict between the terms of any such policies and this letter, the terms of the letter will govern.

Job Title and Duties. We offer you the position of Chief Operating Officer (Description Attached). This is a full-time, exempt position. As an exempt employee, you are not eligible for overtime.

Work Week. This position requires a minimum of 40 hours worked in a work week.

Effective Date. Your tentative start date with the Company will be January 5, 2025.

Wages. Your annual salary is $320,000. Your wages will be paid in accordance with our normal semi-monthly payroll schedule, and subject to applicable withholdings and deductions.

Executive Stipend. During your employment, you will be eligible for an additional $1,000 per month which is inclusive of a car allowance. This monthly amount will be paid with the last regular pay day of each calendar month (provided you are employed by the company on such payment date) and shall be subject to applicable withholdings and deductions.

Discretionary Bonus. You will be eligible for an annual performance bonus based on your target of up to 80% of your annual salary. The annual bonus amount that you receive, if any, shall be determined by the Company in its sole discretion. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

Long-Term Incentive Awards. Beginning the fiscal year in which the Company adopts the Company Equity Plan, with respect to each fiscal year of the Company ending during your employment, you shall be eligible to receive, subject to such performance, service and other conditions as the Compensation Committee deems appropriate each fiscal year, a long-term incentive award (each an “LTI Award”) payable in the form of equity awards, as determined in the sole discretion of the Compensation Committee. The target grant date value of each such LTI Award shall be $500,000, but such LTI Awards shall be subject to adjustment, upward or downward, in the sole discretion of the Compensation Committee. LTI Awards (which may include stock options, restricted stock, restricted stock units or any other form of equity-based award authorized under the Company Equity Plan) shall be subject to the terms and conditions of such Company Equity Plan and such other terms and conditions as the Compensation Committee in its sole discretion may establish. Notwithstanding anything contained herein to the contrary, to be eligible for an LTI Award for a fiscal year, you must be employed by the Company on the date an equity award is granted.

Employee Confidential Information and Inventions Assignment Agreement. In connection with your employment with the Company, you will receive and have access to Company confidential information and trade secrets. Accordingly, enclosed with this offer letter is an Employee Confidential Information and Inventions Assignment Agreement which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Please review the Employee Confidential Information and Inventions Assignment Agreement and only sign it after careful consideration.

At-Will Employment. Your employment with us is on an at-will basis and for no specified time period. You are free to terminate your employment at any time with or without prior notice or cause. Similarly, the Company may terminate the employment relationship or change any term of employment with or without cause or notice. The Company may change compensation and benefits from time to time in its discretion. This at-will relationship cannot be modified except by a written agreement signed by the CEO of the Company and you.

This letter [together with the Employee Confidential Information and Inventions Assignment Agreement ] sets forth our entire offer. If you accept our offer, you acknowledge you have not relied on any other writing or oral discussion concerning employment with us. By accepting this offer you also represent that you have no constraints that could prevent you from accepting this offer or performing services for us. You further represent that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

Should you have any questions, please feel free to ask me. I look forward to receiving an executed copy of this letter.

Sincerely,

Cyril Auther Wallace, Jr.

Chief Executive Officer
Reed’s Inc

I accept the offer of employment on the terms described in this letter. I understand that this offer of employment is not a contract of employment, that no term of employment is guaranteed hereunder, and that my employment with the Company is at will and may be terminated by me or the Company at any time.

By:	/s/ Neal Cohane	Date:	December 17, 2025

Print Name:	Neal Cohane